UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2006

Xenomics, Inc.
(Exact name of registrant as specified in its charter)

Florida	04-3721895
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

420 Lexington Avenue, Suite 1701
New York, New York 10170
(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 297-0808

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 16, 2006, Xenomics, Inc. (the “Company”) appointed Frederick Larcombe as Chief Financial Officer. Prior to joining Xenomics, Mr. Larcombe provided consulting services to a variety of companies from March 2005 to January 2006 both independently and in association with Jefferson Wells, a financial service firm. From June 2004 to February 2005, Mr. Larcombe worked as a consultant with Kroll Zolfo Cooper's Corporate Advisory and Restructuring Group. From 2000 to 2004, he served as Chief Financial Officer and Vice President of Finance with MicroDose Technologies, Inc., a privately held drug delivery company specializing in pulmonary delivery techniques. From 1999 to 2000, Mr. Larcombe served as Chief Financial Officer with ProTeam.com, Inc., a publicly held Internet-oriented retailer. From 1991 to 1999, he held various positions of increasing responsibility with Cambrex Corporation, a publicly held life sciences company, and was instrumental in several acquisitions. Mr. Larcombe received his BS in Accounting from Seton Hall University and is an alumnus of Harvard Business School’s Management Development Program.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 16, 2006, the Board of Directors approved a resolution amending Article II, Section 2 of the Amended and Restated Bylaws of the Company.

Previously such Section stated: “The annual meeting of the shareholders shall be held on the 15th of the month of May in each year at 9 o’clock A.M., at which time the shareholders shall elect a board of directors and transact any other proper business. If this date falls on a legal holiday, then the meeting shall be held on the following business day at the same hour.”

Such Section, as amended, now states: “ The annual meeting of the shareholders shall be held at any such time and place designated by the Chairman of the Board of Directors of the corporation.”

Item 9.01	Financial Statements and Exhibits

(c) Exhibits.

3.1	Amended and Restated Bylaws of Xenomics, Inc.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 20, 2006

XENOMICS, INC.

By:	/s/ V. Randy White

V. Randy White, Ph.D. Chief Executive Officer

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